Exhibit 5.1
March 31, 2008
The Toronto-Dominion Bank
Toronto-Dominion Centre
P.O. Box 1
Toronto, Ontario
M5K 1A2
Dear Sirs:
I have acted as Canadian counsel to The Toronto-Dominion Bank, a Canadian chartered bank (the “Bank”), in connection with the registration with the Securities and Exchange Commission of up to 11,798,088 of the Bank’s Common Shares (the “Shares”) of which, (i) 10,798,088 Shares are registered in connection with the issuance to employees of Commerce Bancorp, Inc. (“Commerce”) resident in the United States pursuant to the exercise of awards granted under the plans listed in Annex A hereto (collectively, the “Plans”) and converted into awards with respect to Shares and (ii) 1,000,000 Shares are registered in connection with the Commerce Bancorp, Inc. Amendment No. 9 to the 401(k) Retirement Plan, in each case, pursuant to the terms of that certain Agreement and Plan of Merger, dated October 2, 2007, by and among the Bank, Commerce and Cardinal Merger Co., a newly-formed, wholly-owned subsidiary of the Bank.
As such, I have examined such questions of law and documents as I have deemed necessary or advisable in order to enable me to express the opinion hereinafter set forth. Based on the foregoing, I am of the opinion that when the Shares are issued in accordance with the terms of the Plans, the Shares will be legally issued, fully paid and non-assessable.
I am a solicitor qualified to carry on the practice of law in the Province of Ontario and I express no opinion as to any matters governed by any laws other than the laws of the Province of Ontario and the federal laws of Canada applicable therein.
I hereby consent to the filing of this opinion as an exhibit to the Bank’s registration statement on Form S-8 with respect to the Shares (the “Registration Statement”), as filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and to the use of my name in that Registration Statement.
Yours truly,
/s/ Christopher A. Montague

Annex A
1997 Employee Stock Option Plan
1998 Stock Option Plan for Non-Employee Directors
2004 Employee Stock Option Plan